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                                                                 EXHIBIT 99.1

                                   FOR ADDITIONAL INFORMATION:
                                   Craig Carlson/CFO, Cygnus
                                   (650) 369-4300 www.cygn.com
                                   Burns McClelland (212) 213-0006
                                   Jonathon M. Nugent -Investors
                                   Justin Jackson - Media

FOR IMMEDIATE RELEASE

   Cygnus Submits First Part of the Pre-Market Approval Application for the
        GlucoWatch (Registered Trademark) Biographer Ahead of Schedule

  First Additional Clinical Study for Remainder of Application Also Completed

January 28, 1999 - Redwood City, Ca - Cygnus Inc. (Nasdaq: CYGN) announced today the submission of the first part of the pre-market approval application (PMA) for the GlucoWatch (Registered Trademark) Automatic Glucose Biographer. This submission includes a variety of information, including manufacturing documentation. Previously, the Company planned to submit the first part of the PMA by the end of February.

In addition, the Company announced the completion of the first of two additional small clinical studies agreed upon with the FDA for the GlucoWatch Biographer. The second small clinical study is expected to be completed in February. These studies are intended to address potential data requests which could arise at a panel meeting. The clinical studies and other information which constitute the remainder of the PMA are expected to be submitted to the FDA no later than June 1999.

"We are delighted to announce that we submitted the first part of the pre-market approval application to the FDA on January 25, one month earlier than we expected," stated John C. Hodgman, President and Chief Executive Officer of Cygnus, Inc. "With the submission of the first part of the PMA, the completion of this first additional clinical study, and plans to complete the second clinical study in February, we believe we are on track for submitting the remainder of our pre-market approval application to the FDA no later than the end of June," he added.

Cygnus has previously completed a series of clinical studies, with more than 500 subjects, which will be part of the remaining PMA submission. In December, Cygnus met with the FDA to discuss the appropriate regulatory path for the GlucoWatch Biographer. At that meeting, Cygnus and the FDA agreed that Cygnus would conduct two additional small clinical studies in support of the PMA. Also at that meeting, it was indicated that the FDA would waive the requirement for an approved Investigational Device Exemption (IDE), thus speeding up the submission process. In addition, the FDA indicated Cygnus' PMA submission would be appropriate for expedited review.

Cygnus is currently in discussions with a number of companies regarding a marketing and distribution agreement in the United States and Europe for the GlucoWatch Biographer. The Company has a marketing and distribution agreement with Yamanouchi Pharmaceuticals for Japan and Korea.

The GlucoWatch Biographer is designed to take frequent measurements, thus providing an abundance of glucose data to potentially better control fluctuating glucose levels. The product uses reverse iontophoresis to non-invasively extract and measure glucose levels. After calibrating with a standard blood glucose monitor, which can occur 3 hours after putting on the GlucoWatch Biographer, the device will automatically and non-invasively take up to three measurements an hour for 12 hours. Each AutoSensor (the disposable component) will provide 12 hours of measurements. The GlucoWatch Biographer has features which include the capability to sound an alert if glucose levels get too high or too low, to store data for three months, and to download glucose data into a PC.

Diabetes, which afflicts 16 million people in the U.S. and accounts for approximately $100 billion in health care costs annually, is a chronic disease characterized by the body's inability to produce or properly use insulin. This disease is the fourth leading cause of death by disease in this country. Effective diabetes management includes frequent and consistent glucose monitoring. Due to the pain and inconvenience of current monitoring methods, many people with diabetes test their blood glucose levels less frequently than recommended to better control their glucose levels.

Cygnus is engaged in the development and manufacture of diagnostic and drug delivery systems utilizing its proprietary technologies to satisfy unmet medical needs cost effectively. Cygnus' current efforts are primarily focused on two core areas: an automatic and continuous glucose monitoring device (the GlucoWatch Biographer) and transdermal drug delivery systems.

This news release contains forward-looking statements regarding future events and the future performance of the Company that involve risks and uncertainties that may cause the Company's actual results to differ materially. Such factors include the timely development, regulatory submission, government approvals, commercial introduction and market acceptance of the GlucoWatch Biographer. There can be no assurances that the results achieved in the clinical studies would result in the FDA clearing this device for market approval. There can also be no assurances that the Company will be able to submit the remainder of the PMA by June 1999. The Company refers you to the documents the Company files from time to time with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which contain descriptions of certain factors that could cause the Company's actual results to differ from the Company's current expectations and any forward-looking statements contained in this news release.

                                       END